Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 25, 2025 relating to the consolidated financial statements of Commune Omni Fund, LLC, which comprise the consolidated balance sheet as of December 31, 2024, the related consolidated statement of operations, changes in members’ equity/(deficit), and cash flows for the period from February 22, 2024 (inception) to December 31, 2024, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

June 27, 2025

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com